FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (“First Amendment”), dated as of the 2nd day of December, 2013, is entered into by and between DH Realty, LLC, an Indiana limited liability company (“Landlord”), and CTI Group (Holdings), Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated October 18, 2006 for Suite 240 containing 15,931 rentable square feet in the building located at 333 North Alabama Street, Indianapolis, Indiana (the “Lease”);

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for the extension of the Term and to make certain other revisions to the Lease;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Lease as follows:

1. Recitals; Definitions. The foregoing recitals are hereby incorporated in and made a part of this First Amendment by this reference. Any capitalized terms defined in the Lease that are used in this First Amendment, and not otherwise defined herein, shall have the same meaning as set forth in the Lease.

2. Term. The Term of the Lease is hereby extended eighty one (81) months through November 30, 2020 (the “Extension Term”). Paragraphs (c), (d) and (e) of Article II of the Lease, are hereby amended by adding the following respectively:

(c)	Extension Term: eighty-one (81) months

(d)	Extension Term Effective Date: March 1, 2014

(e)	Extension Term Expiration Date: November 30, 2020

All references in the Lease to the Expiration Date are amended to mean the Extension Term Expiration Date.

3. Basic Operating Cost; Impositions. Effective as of the Extension Term Effective Date, the definition of Basic Operating Cost set forth in Article II (g) of the Lease is amended to replace “2006” with “2014”, and Section 5.05 of the Lease is amended to replace “2006” with “2014”.

4. Components of Rent. Landlord’s address for payment of Rental set forth in Section 5.01 of the Lease is amended to read: Cassidy Turley, Managing Agent, One American Square, Suite 1300, Indianapolis, IN 46282.

5. Basic Rent. Section 5.02 of the Lease is hereby amended by adding the following to the end of that section:

Period	Monthly Rent	Annual Rent	Per Sq. Ft.
March 1, 2014 – June 30, 2015	$20,577.54	$246,930.50	$15.50

July 1, 2015 – June 30, 2016	$20,909.44	$250,913.25	$15.75

July 1, 2016 – June 30, 2017	$21,241.33	$254,896.00	$16.00

July 1, 2017 – June 30, 2018	$21,573.23	$258,878.75	$16.25

July 1, 2018 – June 30, 2019	$21,905.13	$262,861.50	$16.50

July 1, 2019 – November 30, 2020	$22,237.02	$266,844.25	$16.75

Notwithstanding any provision of the Lease (as amended by this First Amendment) to the contrary, but subject to the condition that Tenant is not in default in the payment of any Rental under the Lease which remains uncured after any applicable notice and/or grace period has expired, Landlord hereby releases Tenant from the obligation to pay its Monthly Basic Rent for the period from March 1, 2014 through June 30, 2014 in the total amount of $82,310.16; for the period from July 1, 2015 through July 31, 2015 in the amount of $20,909.44; for the period from July 1, 2016 through July 31, 2016 in the amount of $21,241.33; for the period from July 1, 2017 through July 31, 2017 in the amount of $21,573.23; for the period from July 1, 2018 through July 31, 2018 in the amount of $21,905.13; and for the period from July 1, 2019 through July 31, 2019 in the amount of $22,237.02; provided, however, that in the event that Tenant defaults in the payment of any Rental under the Lease during or subsequent to said free rent periods, which default remains uncured after any applicable notice and/or grace period has expired, then the amount of Monthly Basic Rent which Tenant was released from the obligation to pay during the said free rent periods shall become due and payable as additional rent hereunder within five (5) days of demand by Landlord. During the free rent periods, Tenant shall remain obligated to pay Landlord all charges, other than Monthly Basic Rent, payable pursuant to the Lease.

6. Discretionary Allowance. Landlord agrees to provide Tenant an amount not to exceed Eighty Five Thousand Dollars ($85,000.00) (the “Discretionary Allowance”) for the purchase, installation and/or construction (including, without limitation, any soft costs such as permits and architect’s fees) of a Liebert unit servicing Tenant’s computer room and such other improvements, equipment (including, without limitation, movable equipment), furniture (including, without limitation, movable furniture), fixtures and finishes for the Premises desired by Tenant and refurbishing of existing furniture (“Tenant’s Work”). Landlord agrees that to the extent Tenant’s Work includes any equipment or furniture that is not affixed to the Leased Premises, that such equipment or furniture shall remain Tenant’s property notwithstanding anything in the Lease (as amended hereby) to the contrary. Any portion of Tenant’s Work consisting of improvements to the Premises must be approved by Landlord in advance, shall be bid, paid for by Landlord and supervised by Landlord and shall be performed in accordance with the Lease; provided the Landlord will provide Tenant three (3) competitive bids with Tenant to select the approved bid. Landlord shall pay Tenant that portion of the Discretionary Allowance Tenant utilizes for equipment or furniture within ten (10) days after receipt of paid invoices therefore. For the avoidance of doubt, the Liebert unit and related installation costs are deemed to be equipment and not improvements to the Premises. The Discretionary Allowance must be utilized after the date of this First Amendment, but prior to July 1, 2017. Any portion of the Discretionary Allowance for which Tenant has not submitted to Landlord a request for reimbursement on or before July 1, 2017 shall be forfeited by Tenant. The cost of any Tenant’s Work exceeding the Discretionary Allowance shall be Tenant’s responsibility. All of Tenant’s contractors who perform work on the Premises must be insured pursuant to the terms of the Lease and are subject to Landlord’s approval.

7. Option to Terminate. Tenant acknowledges that its Option to Terminate the Lease, as provided in Section 18.17, has expired.

8. Notices. Landlord’s address set forth in Section 17.01 of the Lease is hereby amended as follows:

If to Landlord:	DH Realty, LLC c/o Cassidy Turley, Managing Agent One American Square, Suite 1300, Indianapolis, IN 46282
and
DH Realty, LLC 1990 Market Tower 10 West Market Street Indianapolis, IN 46204-2960 Attn: Mark R. Willis
with a copy to:	Harry F. Todd, Esq. Wallack Somers & Haas, P.C. One Indiana Square, Suite 2300 Indianapolis, IN 46204

If to Tenant: Fred Hanuschek, CFO CTI Group (Holdings) Inc.

Suite 240 333 N. Alabama Street

Indianapolis, IN 46204

and

Jim Haggard, Acctg Mgr CTI Group

Suite 240 333 N. Alabama Street

Indianapolis, IN 46204

9. Parking. Section 18.13 of the Lease is hereby deleted in its entirety and replaced with the following:

SECTION 18.13. PARKING. Landlord shall provide to Tenant, at Landlord’s expense and on the terms and conditions set forth herein, twenty seven (27) parking spaces in the lower level of the garage beneath the Building and twenty (20) parking spaces located at 401 and 415 North New Jersey Street (the “415 Lot”) for the Extension Term of the Lease (the “Parking Spaces”). The 415 Lot is referred to herein as the “Parking Areas”.

(a) Tenant shall cause each employee of Tenant who will use a Parking Space to complete and sign the Parking Agreement attached hereto as Exhibit A and incorporated herein. Tenant agrees and acknowledges that neither Tenant nor its employees shall use those parking spaces (i) designated for use by other tenants or (ii) designated for use of by retail customers of the Project (the “Parking Covenants”).

(b) In the event Tenant or any of its employees violate the Parking Covenants, Landlord shall have the rights set forth below, including without limitation the right to tow or cause any such vehicles to be towed at Tenant’s expense, and the right to exercise any and all other remedies at law or in equity. Upon the first violation of the Parking Covenants by Tenant or any of its employees, Tenant shall reimburse Landlord for any towing expense incurred by Landlord. Upon the second violation of the Parking Covenants by any employee of Tenant, in addition to reimbursing Landlord for any towing expense, at Landlord’s option, such employee’s rights to use any of the Parking Spaces shall terminate. Upon the third and each subsequent violation of the Parking Covenants by Tenant or any of its employees, in addition to reimbursing Landlord for any towing expense, Tenant shall pay Landlord a fine in the amount of $500. The towing expenses and any fines shall be due Landlord as Additional Rent within five (5) days of demand.

(c) Notwithstanding the foregoing, under no circumstances shall Landlord have the obligation to patrol the Parking Areas or enforce Tenant’s right to use the Parking Spaces. Tenant and its employees, agents, contractors, invitees and licensees shall use the Parking Areas at their own risk and Landlord shall not be responsible for, and Tenant, for itself and on behalf of such parties, hereby releases Landlord from and against any loss, damage or injury relating to Tenant’s or such parties’ use of the Parking Areas.

(d) The parties agree that Tenant’s use of the Parking Area shall be solely for vehicle parking and for no other purpose. The rights granted to Tenant in this Section are personal to Tenant and shall expire upon any assignment of the Lease or subletting of all or a portion of the Leased Premises.

( e) The provisions of paragraph (b) above are not applicable in the event a Parking Covenant violation occurs because Tenant, or any of its employees, are prevented from accessing or utilizing their respective designated parking space, as long as Tenant calls Property Management as soon as reasonably possible to notify them of the parking situation, and Tenant follows Property Management’s instructions for resolution.

10. Broker. Each party represents and warrants to the other party that it has dealt with no broker, finder or other person other than Jones Lang LaSalle with respect to Tenant and Cassidy Turley with respect to Landlord (collectively, “Broker”) in connection with the transaction contemplated hereby. Landlord shall be solely responsible for paying the commission of Broker pursuant to the terms of a separate agreement between Landlord and Broker. Each party shall indemnify and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone other than the Broker because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

11. Confidentiality. Excluding the Securities and Exchange Commission and other regulatory filings to which Tenant is subject, any and all information regarding the terms and provisions of this First Amendment, (herein, the “Confidential Information”), shall be maintained by Landlord and Tenant and each of Landlord and Tenant’s employees, agents, principals, and representatives in strict confidence, and shall not be disclosed to third parties including, but not limited to, other tenants or occupants of the Project, without the prior written consent of the other. The parties hereto acknowledge and agree that any breach of this confidentiality provision would cause irreparable harm to the other which may not be adequately remedied by monetary damages and that, as a result, the non-disclosing party may, in such event, in addition to any other rights or remedies available hereunder or at law or in equity, seek an injunction enjoining any disclosure of the Confidential Information. This obligation of confidentiality shall not apply to disclosures compelled by law, any order of a court of competent jurisdiction or by a lawful, proper subpoena, in which event the disclosing party shall immediately notify the non-disclosing party of the circumstances purporting to require such disclosure and shall refrain from such disclosure for the maximum period of time allowed by law so that the non-disclosing party may take such actions as it may deem appropriate to protect the Confidential Information being sought. The parties shall use commercially reasonable efforts to make all parties having access to the Confidential Information aware of their obligation of confidentiality described in the paragraph and shall bind such parties to similar obligations of confidentiality. The terms of this paragraph shall expressly survive the expiration or earlier termination of this First Amendment for the longest period provided by law.

12. Governing Law. This First Amendment shall be governed by and subject to the laws of the State of Indiana.

13. Counterparts. This First Amendment may be executed in separate counterparts, each of which when so executed shall be an original, but all of such counterparts shall together constitute one and the same instrument. Signatures of this First Amendment which are transmitted by either or both electronic and telephonic means (including, without limitation, facsimile and email) are valid for all purposes. Any party shall, however, deliver an original signature of this First Amendment to the other party upon request.

14. Ratification. Except as amended by this First Amendment, all of the terms and conditions of the Lease shall remain in full force and effect. In the event of any conflict between the terms and conditions contained in this First Amendment and the terms and conditions contained in the Lease, the terms and conditions of this First Amendment shall control. The parties hereto acknowledge and agree that neither party is currently in default of the Lease.

15. Miscellaneous. This First Amendment is binding on the parties and their respective successors and assigns. Tenant shall not record this First Amendment or a memorandum thereof. If any provision of the Lease, as amended by this First Amendment, is held by the final judgment of any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining portions or provisions must not be impaired or affected, and the rights and obligations of the parties must be construed and enforced as if the Lease, as amended by this First Amendment, did not contain that certain part, term or provision held to be illegal, invalid or unenforceable. The Lease, as amended by this First Amendment, constitutes the entire agreement between Landlord and Tenant with respect to the Premises and may be amended or altered only by written agreement executed by both parties, and supersedes all prior agreements, whether written or oral, between the parties. Landlord represents that it is not required to obtain the consent of any one or more third parties (including, without limitation, any one or more parties holding mortgages, deeds of trusts or similar security interests in the Premises) in connection with this First Amendment. Landlord and Tenant each represent and warrant to the other party: (a) the execution, delivery and performance of this First Amendment have been duly approved by such party and no further action is required on the part of such party to execute, deliver and perform this First Amendment; (b) the person(s) executing this First Amendment on behalf of such party have all requisite authority to execute and deliver this First Amendment; and (c) this First Amendment, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first written above.

DH Realty, LLC, an Indiana limited liability company	CTI Group (Holdings), Inc. a Delaware corporation

By:       /s/ Mark R. Willis       By:       /s/ Manfred Hanuschek
Printed:       Mark R. Willis       Printed:       Manfred Hanuschek
Title:       Asset Manager       Title:       Chief Financial Officer

Exhibit A

Lockerbie Marketplace
Parking Agreement

Cassidy Turley (“Manager”), property manager of the surface parking lot (“415 Lot”) at 401 and 415 North New Jersey Street, the main surface lot at the southwest corner of Vermont Street and New Jersey Street (“Main Lot”) and the parking garage (“Garage”) located at 333 North Alabama Street, and (“Parker”) agree as follows:

Upon completion of the Parker Information set forth below, Parker shall have the right to park an automobile or light-duty truck on the 415 Lot, Main Lot or in the Garage in accordance with the terms and conditions set forth herein.

1. Right to use the Lot, Main Lot or Garage. Use of the Lot, Main Lot and Garage is limited to the tenants of Lockerbie Marketplace and their respective employees. Upon termination of employment with such tenant, Parker agrees to return any permit or Garage access card to Manager.

2. Monthly Rate/Payment. Intentionally Left Blank.

3. Term. The term of the Agreement shall be month-to-month. Parker shall provide written notice to Manager at least fifteen (15) days in advance of his or her intention to cancel this Agreement; provided, however, upon termination of employment of Parker with a tenant of Lockerbie Marketplace, this Agreement shall automatically terminate.

4. Liability. DH Realty, LLC, owner of the Lot, Main Lot and the Garage, Manager, and their respective employees and agents shall have no liability of any kind for vandalism, theft or damage to any vehicle or any personal property in or about any vehicle in the Lot, Main Lot or Garage and shall have no liability for any personal injury or property damage arising in connection with parking on the Lot, Main Lot or in the Garage.

5. Miscellaneous.

a. The permit for the Lot or Main Lot must be visible at all times and should be placed on the rearview mirror, or, alternatively, on the dashboard. Any vehicle without a permit is subject to immediate towing at Parker’s cost and expense.

b. The Lot and Main Lot may be utilized by others nights and weekends. Accordingly, Manager does not guarantee there will be parking available during those times.

c. Replacement parking permits or access cards are available from Manager for a fee of $25.00 and shall require completion of a new Agreement.

d. Unless otherwise posted, parking spaces are unreserved.

e. Manager reserves the right to block off parking spaces at its sole discretion.

f. Unless permitted in the tenant’s lease, Parker agrees not to use the Main Lot for employee parking. Unless permitted in the tenant’s lease, Manager reserves the right to tow any vehicle in the Main Lot that exceeds a two hour parking limit, at such vehicle owner’s cost and expense.

g. Parking in the Lot, Main Lot or Garage without a permit or access card is strictly prohibited. Violators will be towed at their own cost and expense.

h. Parker agrees to immediately advise Manager of any change in Parker Information.

[TO BE COMPLETED BY PARKER]

Please select type of parking requested: (*Note parking rates will be added to Tenant’s monthly statement)
☐Garage ☐415 Parking Lot	☐Main Parking Lot
Printed name: First & Last	Phone Number	Email Address

Make/Model of Vehicle Color of Vehicle License Plate Number

Company Name	Company Phone Number

This Parking Agreement is acknowledged by the signing parties as the complete text of their mutual covenants and understanding, superseding all prior understandings which may differ from this parking agreement. No change, waiver, or modification of the terms of this Parking Agreement shall be binding unless in writing and signed by all authorized parties hereto. IN WITNESS WHEREOF the parties have caused this Parking Agreement to be made and entered into by their duly authorized representatives on this        day of       ,       .

OWNER, by its MANAGER: PARKER: TENANT, by its Authorized Representative:
Cassidy Turley Commercial Real Estate Services, Inc.

By:	By:	By:

Printed:	Printed:	Printed:

Title:

Date:	Date:	Date: